INDEPENDENT AUDITORS' CONSENT


THE BOARD OF DIRECTORS
AMNIS SYSTEMS INC.
Palo Alto, California


We consent to the use in this Registration Statement of AMNIS SYSTEMS INC. (THE COMPANY) on Form SB-2/A of our report, dated February 22, 2002 which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 22, 2002 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our Firm under the captions "Experts" in the Prospectus.




/s/ HOOD & STRONG LLP

San Francisco, California
May 8, 2002


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